Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

December 27, 2024

BioLineRx Ltd.
2 Hamayan Street
Modi’in 7177871
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to BioLineRx Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 30,000,000ordinary shares, par value NIS 0.10 per share (“Ordinary Shares”), of the Company (the “Shares”), including Shares that may be represented by the Company’s American Depositary Shares (the “ADSs”), issuable under the Company’s Amended and Restated 2003 Share Incentive Plan (the “Plan”).  ADSs that represent the Shares will be issued under the Deposit Agreement, dated July 21, 2011, by and among the Company, the Bank of New York Mellon, as depositary, and the owners and holders from time to time of ADSs issued thereunder.

In rendering the opinion expressed herein, we have examined the originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement to which this opinion letter is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) the Plan; (iv) resolutions of the board of directors of the Company (the “Board”), and (v) such other corporate records or other documents and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for this opinion.  We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of such latter documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.  In addition, we have assumed that the consideration for the issuance and sale of the Shares shall be in an amount that is not less than the nominal (par) value of the Ordinary Shares.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon and subject to the forgoing and to the assumptions and qualifications set forth herein, we are of the opinion that the Shares (including Shares represented by ADSs), when paid for and issued in accordance with the terms of the Plan and the grants thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ FISCHER (FBC & Co.)